Exhibit 10.24

THIRD AMENDMENT TO SUPPLY AGREEMENT

THIS THIRD AMENDMENT TO SUPPLY AGREEMENT (the “Amendment”) is dated as of February 28 2007, by and between Novacea, Inc., a Delaware corporation previously known as D-NOVO Therapeutics, Inc. (“Novacea”) and Plantex USA, Inc., a New Jersey corporation (“Plantex”).

WHEREAS:

Novacea and Plantex are parties to a certain Supply Agreement dated December 27, 2001, as amended on January 24, 2006 and March 21, 2006 (the “Supply Agreement”); and

Novacea and Plantex wish to amend the Supply Agreement as expressly set forth in this Amendment, leaving the Supply Agreement otherwise in full force and effect.

NOW, THEREFORE, Novacea and Plantex agree as follows:

1.     All instances of “D-NOVO Therapeutics, Inc.” in the Supply Agreement are deleted and the following text is submitted in lieu thereof: “Novacea, Inc.”

2.     All instances of “D-NOVO” in the Supply Agreement are deleted and the following text is submitted in lieu thereof: “Novacea.”

3.     Section 4 of the Supply Agreement is deleted in its entirety and the following text is submitted in lieu thereof:

“Novacea agrees at its sole cost and expense to use its best efforts to obtain Approval to market Finished Product in such countries in the Territory as shall be reasonably determined by Novacea, except that Novacea shall use its best efforts to obtain FDA Approval to market Finished Product in the United States based upon a NDA or ANDA, as shall be determined by Novacea. In connection with such FDA Approval, Novacea shall at its sole cost and expense conduct all tests and studies reasonably required to enable Novacea to apply for, obtain and maintain FDA Approval for Finished Product. In connection with the development of Finished Product and securing any Approvals, Novacea agrees, on behalf of itself, its Affiliates and their respective licensees or contract manufacturing vendors, if any, to use only API obtained from PLANTEX (or its Affiliates) and purchase all their respective requirements of API from PLANTEX (or its Affiliates). Upon the execution and delivery of this Agreement, PLANTEX shall provide and deliver to Novacea without charge two grams (2 gms.) of API. Thereafter, Novacea shall be charged [*] dollars ($[*]) per gram for Developmental Orders (as herein defined) of API sold hereunder and such price shall not be subject to increase or decrease. Notwithstanding Section 6.2 hereinbelow, such payment shall be due and payable upon delivery to Novacea of any Developmental Order or portion thereof. As used herein, “Developmental Orders” means orders placed prior to Approval by a Regulatory Authority and not in connection with commercial production in connection with commercial launch following any such Approval. After January 1, 2008, all Developmental Orders shall be minimum noncancellable orders for quantities of not less than [*] grams ([*] gms.) each and currently

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

forecast by Novacea at [*] grams for 2008, [*] grams for 2009 and [*] grams for 2010. For Developmental Orders on an annual basis after 2010, Novacea shall notify Plantex of its minimum noncancellable quantities for the applicable year (not to be less than [*] grams each year) no later than September 30 of the preceding calendar year. Each of the Developmental Orders shall be deliverable over periods not exceeding twelve (12) months, in partial shipments of not less than [*] grams each and not greater than [*] grams each; provided that PLANTEX shall use commercially reasonable efforts to deliver to Novacea or its designee quantities set forth in a Developmental Order quarterly shipments of no less than [*] percent ([*]%) of the applicable Developmental Order.

4.     Section 5.2 of the Supply Agreement is deleted in its entirety and the following text is submitted in lieu thereof:

“Exception. During any period in which PLANTEX, for any reason, including, but not limited to, force majeure as provided for in Section 15, fails to supply, is unable to supply or anticipates that it will not supply, the quantities of API to Novacea included within any Firm Purchase Order (as defined below) or any other purchase order confirmed in writing by PLANTEX, Novacea shall be free to fill such specific purchase order for API (or any unfilled portion) from an alternative source. This shall be the sole remedy for Novacea in the event that PLANTEX advises that it is unable to supply API. PLANTEX shall notify Novacea promptly upon becoming aware of any facts or circumstances which causes it to believe that it will be unable to meet shipment obligations hereunder. For clarity, for purposes of exercising Novacea’s rights under this Section 5.2, Novacea may enter into discussions with potential alternative sources and conduct any and all activities necessary to validate and qualify an alternative source as a suitable alternative source supplier, at any time during the term of this Agreement, so that a qualified alternative source supplier will be available for the manufacture of API as permitted by this Section 5.2.”

5.     Section 5.5 of the Supply Agreement as amended is deleted in its entirety and the following text is submitted in lieu thereof:

“Commencing [*] months prior to the date on which Novacea, in good faith, anticipates Approval, Novacea will provide Plantex with [*] month rolling forecasts of its requirements by calendar quarter for API. Thereafter, such rolling forecasts shall be delivered to Plantex on or before the fifteenth (15th) day of each calendar quarter during the Term. The first calendar quarter of each [*] month rolling forecast shall be binding on Plantex and Novacea and shall constitute a firm purchase order (“Firm Purchase Order”) for the API indicated for such calendar quarter. Plantex shall supply Novacea with (i) the quantities set forth on each such Firm Purchase Order and (ii) such additional amounts as Novacea may order in excess of its forecasted amounts for such calendar quarter, provided that Plantex shall have confirmed and accepted such additional orders within thirty (30) days of Plantex’s receipt of Novacea’s written request for such additional amounts. Plantex agrees to use commercially reasonable efforts to meet any such additional orders. In the event that Plantex determines for any reason (other than force majeure as provided for in Section 15, below) to discontinue the manufacture of API, Plantex shall have the right to terminate its delivery obligations hereunder by giving to Novacea not less than [*] months prior written notice. The terms and conditions of this Agreement shall apply to all

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

purchase orders hereunder and if any terms and conditions contained in such purchase orders shall conflict with any terms and conditions contained herein, the terms of this Agreement shall control. No additional terms or conditions set forth in any such purchase order (other than the quantities and delivery dates set forth therein and conforming to the provisions of this Agreement) shall be binding upon Plantex, unless agreed to in writing by Plantex. Any additional terms therein contained shall be deemed to be a proposed offer of amended terms that shall be deemed rejected by Plantex and of no force or effect, notwithstanding any action or inaction by Plantex other than its express written approval of such additional terms.

6.     Section 14.2 of the Supply Agreement as amended is deleted in its entirety and the following text is submitted in lieu thereof:

“Termination by PLANTEX. This Agreement may be terminated by PLANTEX on the giving of thirty-six (36) months prior written notice in the event that either: (i) a phase 3 Clinical Trial of a Finished Product has not been initiated on or before December 31, 2006 (or thereafter discontinued prior to successful completion), or (ii) FDA approval of Finished Product shall not have been obtained by Novacea, Inc. on or before December 31, 2011.”

7.     Except as expressly set forth in this Amendment, the Supply Agreement shall remain in full force and effect.

8.     This Amendment and the Supply Agreement, as amended by this Amendment, constitute the entire agreement and understanding between the parties hereto and supersede all prior negotiations, representation or agreements, whether written or oral, relating to the subject matter hereof.

9.     The validity, performance and construction of this Amendment shall be governed by, and construed in accordance with the laws of the State of New Jersey, without regard to its choice of law or conflict of law rules.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.   This Amendment may be executed in multiple counterparts, each of which shall be deemed an original but all of which, taken together, shall constitute one and the same instrument.

PLANTEX USA, INC.	NOVACEA, INC. F/K/A D-NOVO THERAPEUTICS, INC.

/s/ George Svokos	/s/ John P. Walker
By: George Svokos Its: President	By: John. P. Walker Its: Chairman and Interim CEO

/s/ Allen Lefkowitz
By: Allen Lefkowitz Its: CFO